Exhibit 99.1
Xerium Technologies announces the appointment of a new Chairman and a new CEO
RALEIGH, N.C., August 16, 2012 -- Xerium Technologies, Inc, (NYSE: XRM) a leading global manufacturer of industrial textiles and roll covers used primarily in the paper production process, today announced the appointment of Mr. Harold C. Bevis, as the company's new Chief Executive Officer, President and Director. Mr. Bevis has been CEO, President and Director of Pliant Corporation and Jordan Telecommunication Products, and has held executive positions with Emerson Electric and General Cable Corporation. He is a 1983 graduate of Iowa State University receiving an Industrial Engineering degree and earned his MBA from Columbia University in 1988.
Coincident with the appointment of Mr. Bevis, Mr. James F. Wilson, currently Xerium's Lead Director, has been appointed the company's Chairman of the Board. Mr. Wilson joined the Xerium Board of Directors in June 2010 and has served on the Compensation and Nominating committees since that time. Mr. Wilson is a principal at Carl Marks Management Company, LLC, an investment firm which is a significant shareholder of Xerium stock. As a consequence of the separation of the Chairman and CEO roles, the Board of Directors will no longer have a Lead Director.
As previously announced in December 2011, Stephen R. Light Xerium's Chairman, Chief Executive Officer and President resigned from his executive and board positions coincident with the appointment of Mr. Bevis and Mr. Wilson. Mr. Light will remain a non-executive employee of the company to facilitate the executive transition until his retirement in February 2013. The company wishes to thank Mr. Light for his leadership and contributions during a time of significant change and progress for Xerium.
In connection with his appointment, Mr. Bevis was awarded 204,208 restricted stock units and options to purchase 781,701 shares of Xerium's common stock. These awards were made in accordance with the employment inducement award exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual and were therefore not awarded under Xerium's stockholder approved equity plan. The restricted stock units vest annually in one-third increments, beginning on the second anniversary of the August 15, 2012 grant date. Vested restricted stock units will result in the delivery to Mr. Bevis of one share of Xerium's common stock per vested unit. The options will vest annually in one-third increments, beginning on the second anniversary of the August 15, 2012 grant date, have a 10-year term and an exercise price of $4.00 per share, the August 15, 2012 closing price of Xerium's common stock on the New York Stock Exchange.
About Xerium Technologies
Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper-clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 31 manufacturing facilities in 14 countries around the world, Xerium has approximately 3,400 employees.